Filed Pursuant to Rule 433

Registration No. 333-261901-02

***Full Pricing Details*** $1.675+bn Santander Drive Auto Receivables Trust

(SDART 2022-2)

• Bookrunners: Deutsche Bank (struc), Barclays, Santander

• Co-Managers: Academy Securities, Mischler Financial

– Anticipated Capital Structure –

CLS	AMT($MM)*	WAL	M/F	BENCH SPRD**	YLD(%)	CPN(%)	PX

A-1	306.33	<Not Offered>
A-2	466.70	0.68	Aaa/AAA	EDSF+ 60	2.136	2.12	99.99565
A-3	401.31	1.75	Aaa/AAA	EDSF+ 70	3.006	2.98	99.98755
B	258.58	2.83	Aaa/AA	IntS+ 105	3.474	3.44	99.97555
C	242.41	3.79	Aa2/A	IntS+ 137	3.794	3.76	99.98477

** Spreads vs Libor Swaps

Maintaining its commitment to diversity, equity and inclusion (DE&I), Santander Consumer has mandated Deutsche Bank as the transaction’s DE&I coordinator to assist in the placement of securities including, but not limited to, retention bonds allocated to the DE&I co-managers, Academy Securities and Mischler Financial.

– Transaction Details –
• Offered Amount : $1.369bn	• Registration : SEC
• Bloomberg Ticker : SDART 2022-2	• ERISA Eligible : Yes
• Expected Ratings : Moody’s / Fitch	• First Payment : 04/15/2022
• Risk Retention : US – Yes, EU - Yes	• Minimum Denoms : $1k x $1k
• Expected Settle : 03/30/2022	• Bill & Deliver : Deutsche Bank
• SSAP : DBSDART2202	• Pricing : *PRICED*

– Available Materials –

Attached : Preliminary Prospectus, Free Writing Prospectus

Deal Roadshow : https://dealroadshow.com         Password : SDART222

Intex Dealname : dbsdart2202                              Password : BXV9

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.